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                                                                   Exhibit 10(a)

FOR IMMEDIATE RELEASE
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Mallinckrodt Group
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Media Contact:     Barbara Abbett (314) 854-5230
Investor Contact:  Cole Lannum (314) 854-5370


MALLINCKRODT ANNOUNCES CLOSE OF TENDER OFFER FOR SYNTRO

ST. LOUIS, MO, October 30, 1995--Mallinckrodt Group Inc. (NYSE: MKG) announced today that its subsidiary, Mallinckrodt Veterinary, Inc., has accepted shares tendered pursuant to a tender offer for all outstanding shares of common stock of Syntro Corporation (NASDAQ: SYNT).

      Mallinckrodt Group was advised over the weekend by First Chicago Trust Company of New York, the depositary for the offer, that as of the expiration of the offer at 12:00 midnight (EST), on Friday, October 27, 10,325,610 shares of Syntro common stock (approximately 90.15 percent of the outstanding shares and approximately 81.43 percent of the shares on a fully diluted basis) had been validly tendered and not withdrawn. All conditions to the closing of the purchase of the shares tendered pursuant to the offer have been satisfied.

      "We are extremely pleased that our tender offer for Syntro is successfully completed," said C. Ray Holman, Mallinckrodt Group chairman, president and chief executive officer. "We look forward to the integration of Syntro's platform of advanced technologies for innovative swine and poultry vaccines with Mallinckrodt Veterinary's technologies and global commercialization capabilities and resources. This will enable us to continue expanding our global position in animal vaccines and also will make exciting new applications available."

      The tendered shares will be purchased by a Mallinckrodt Veterinary subsidiary. It is expected that such subsidiary will be merged into Syntro, with each share of Syntro
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not tendered (other than those held by Syntro or its subsidiaries) being converted into the right to receive $3.55 in cash.

     Syntro Corporation is a Kansas City and San Diego-based biotechnology company engaged in technology research and in the development, manufacture and commercialization of innovative vaccines for the animal health market.

     Mallinckrodt Group, a St. Louis-based company, provides specialty products to the chemical, medical and animal health markets worldwide through its three technology-based businesses -Mallinckrodt Chemical, Mallinckrodt Medical and Mallinckrodt Veterinary. Mallinckrodt Veterinary, based in the Chicago area, is one of the world's leading animal health and nutrition companies, with approximately 1,000 products sold in more than 100 countries. Products include pharmaceuticals, livestock and pet vaccines, pesticides, surgical supplies and anesthetics.